UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2015

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As discussed in our annual report on Form 10-K dated May 22, 2015, on April 15, 2015, the Bankruptcy Court for the Southern District of New York (the “Court”) rendered a decision (the “Decision”) addressing a number of “threshold issues” that stem from certain motions (the “Motions to Enforce”) filed by General Motors Company (together with its consolidated subsidiaries, “New GM”), which motions collectively seek to enjoin numerous actions filed by various plaintiffs against New GM. These actions assert claims for (i) economic losses and personal injuries arising from certain New GM recalls to repair ignition switches or to fix ignition lock cylinders (the “Ignition Switch Actions”), and/or (ii) economic losses and personal injuries arising from other New GM recalls (the “Non-Ignition Switch Actions”). Many of the vehicles subject to the recalls were manufactured or sold prior to July 10, 2009 (the “Sale Closing Date”), the date on which the sale of substantially all of the assets of Motors Liquidation Company (f/k/a General Motors Corporation) (“Old GM”) to New GM was completed pursuant to an order of the Court (the “Sale Order”). Under the Sale Order, all product liability and property damage claims arising from accidents or incidents prior to the Sale Closing Date were to remain with Old GM as general unsecured claims. The Motors Liquidation Company GUC Trust (the “GUC Trust”) has appeared as a party in interest in the litigation relating to the Motions to Enforce.

As previously disclosed in our annual report on Form 10-K dated May 22, 2015, the Decision held (among other things) that the plaintiffs in the Ignition Switch Actions may seek authorization to file late claims in the bankruptcy cases of Old GM, but that any such claims as against the GUC Trust are “equitably moot” (that is, fashioning relief for the plaintiffs against the GUC Trust would be “impractical, imprudent and therefore inequitable”), and thus the assets of the GUC Trust cannot be used to satisfy such claims (the “Equitable Mootness Finding”).

On June 1, 2015, the Court issued a judgment (the “Judgment”), which clarifies the terms of the Decision and distills the Court’s holdings into a binding order. As it applies to the GUC Trust, the Judgment provides the following:

•	The Equitable Mootness Finding is applicable to plaintiffs in the Ignition Switch Actions, and thus, the assets of the GUC Trust cannot be utilized to satisfy any claims that may be filed by such plaintiffs after the date of entry of the Judgment.

•	Although the Equitable Mootness Finding does not apply automatically to plaintiffs in the Non-Ignition Switch Actions, such plaintiffs must file a pleading (an “Equitable Mootness Pleading”) with the Court asserting a good faith basis as to why the Equitable Mootness Finding should not apply to their Non-Ignition Switch Actions. In any Equitable Mootness Pleading, plaintiffs are not permitted to re-litigate issues of law that were addressed in the Decision. If a plaintiff in a Non-Ignition Switch Action fails to file a timely Equitable Mootness Pleading, or if the Court denies the relief requested by the plaintiff in the Equitable Mootness Pleading, the GUC Trust is permitted to seek dismissal of the applicable Non-Ignition Switch Actions. However, in the event that the Court grants the relief requested by any plaintiff in a timely Equitable Mootness Pleading, such plaintiff could seek to assert claims against the GUC Trust, which claims (if allowed) could dilute the recoveries of holders of Units in the GUC Trust. To date, the plaintiffs in the Non-Ignition Switch Actions have not asserted the aggregate amount of their claims.

•	Pursuant to section 502(j) of title 11 of the United States Code, assets of the GUC Trust may be used to satisfy previously allowed or disallowed claims that are reconsidered for cause. Hence, any person who holds a previously allowed or disallowed claim may seek to have that claim reconsidered by the Court, and in the event that any such claimant prevails in an application for reconsideration, the resulting additional allowed claims could dilute the recoveries of holders of Units in the GUC Trust.

The Court’s Decision and Judgment are subject to appeal, and certain parties have already filed notices of appeal. It is possible that other parties may similarly appeal the Decision and Judgment.

In a separate order entered on June 1, 2015, the Court certified its Decision and Judgment for a direct appeal to the Second Circuit. In the event that the Second Circuit accepts the certification, the appeals of the Decision and

Judgment will be heard directly by the Second Circuit, bypassing the intermediate appeal to the District Court for the Southern District of New York (the “District Court”). Alternatively, if the Second Circuit denies the certification, the appeals of the Decision and Judgment will be heard by the District Court. Appellate proceedings have been stayed, except for certain procedural steps, until a time when the Second Circuit rules on the certification.

In the event that the Decision and Judgment are overturned on appeal with respect to the Equitable Mootness Finding, plaintiffs subject to the Motions to Enforce (including but not limited to the plaintiffs in the Ignition Switch Actions and the Non-Ignition Switch Actions) could seek to assert claims against the GUC Trust, which claims (if allowed) could dilute the recoveries of holders of Units in the GUC Trust.

The Court’s Judgment is described herein in summary fashion only. The full text of the Judgment should be read in its entirety. Copies of the Judgment are available on the Court’s electronic filing system (located on the Court’s docket at No. 13177), and at www.motorsliquidationdocket.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2015

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company

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